FIRST AMENDMENT AND JOINDER

dated as of November 1, 2011
to the

RULE 22c-2 AGREEMENT

dated as of April 16, 2007
between

PRINCIPAL LIFE INSURANCE COMPANY (the "Company") and AIM INVESTMENT SERVICES, INC. (the "Fund") (as amended from time to time, the "Agreement").

WHEREAS, on March 31, 2008, A I M Investment Services, Inc. was renamed, Invesco Aim Investment Services, Inc. Effective April 30, 2010, Invesco Aim Investment Services, Inc. was renamed Invesco Investment Services, Inc.

The parties have previously entered into the Agreement and have now agreed to amend the Agreement by the terms of this First Amendment and Joinder (this "Amendment").

Accordingly, in consideration of the mutual agreements contained in this Amendment, the parties agree as follows:

1.     All references to A I M Investment Services, Inc. and Invesco Aim Investment Services, Inc. are hereby deleted and replaced with Invesco Investment Services, Inc.

2.     Amendment of the Agreement

(a)
Joinder. Principal National Life Insurance Company shall be an additional party to the Agreement as of the date of this Amendment. All references in the Agreement to the "Company" shall mean Principal National Life Insurance Company and/or Principal Life Insurance Company, as applicable.

(b)	Consent. Principal National Life Insurance Company agrees to be bound by all of the terms, provisions and conditions contained in the Agreement as of the date of this Amendment.

3.     Representations

Each party represents to the other party in respect of the Agreement, as amended pursuant to this Amendment, that all representations made by it pursuant to the Agreement are true and accurate as of the date of this Amendment.

4. Miscellaneous

(a)     Entire Agreement; Restatement.

(i)
This Amendment constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communication and prior writings (except as otherwise provided herein) with respect thereto.

(ii)
Except for any amendment to the Agreement made pursuant to this Amendment, all terms and conditions of the Agreement will continue in full force and effect in accordance with its provisions on the date of this Amendment. References to the Agreement will be to the Agreement, as amended by this Amendment.

(b)	Amendments. No amendment, modification or waiver in respect of the matters contemplated by this Amendment will be effective unless made in accordance with the terms of the Agreement.

(c)	Counterparts. This Amendment may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original.

(d)	Headings. The headings used in this Amendment are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Amendment.

IN WITNESS WHEREOF the parties have executed this Amendment with effect from the date specified first on the first page of this Amendment.

INVESCO INVESTMENT SERVICES, INC.	PRINCIPAL LIFE INSURANCE COMPANY

/s/ William J. Galvin, Jr.	/s/ Sara Wiener
By: ____________________________	By: ____________________________
Name: William J. Galvin, Jr.	Name: Sara Wiener
Title: President	Title Director – Life Product Mgmt

PRINCIPAL NATIONAL LIFE INSURANCE COMPANY

/s/ Sara Wiener
By: ____________________________
Name: Sara Wiener
Title Director – Life Product Mgmt